SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 7, 2012

Littlefield Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Lamar Boulevard
Austin, Texas 78705
(Address of principal executive office)
Issuer's telephone number:   (512) 476-5141

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Littlefield Corporation announced that, on September 7, 2012, Michael L. Wilfley and Carlton R. Williams resigned from its board of directors.  Prior to their resignations, Mr. Wilfley served on the Company’s audit committee, and Mr. Williams served on the nominating and compensation committees.

On September 10, 2012, the directors of the Company elected James D. Recks to the Company’s board of directors to fill a vacancy on the board, pursuant to Article III, Section 5 of the Company’s Bylaws.  Following Mr. Recks’ election, the board approved the reduction of the number of directors on the Company’s board of directors from six to four.  Also after Mr. Recks’ election, on September 10, 2012, Alfred T. Stanley resigned from the board of directors.  Prior to his resignation, Mr. Stanley served on the Company’s nominating and compensation committees.

Following the September 10 actions, the Company has three currently serving members of the board of directors:  James D. Recks, Charles M. Gillman and Jeffrey L. Minch.

In addition, on September 10, 2012, James D. Recks was elected president and chief executive officer of the Company by the board.

For the last five years, Mr. Recks, age 43, has served as a board member and the Senior Vice President of AMC Financial Holdings, Inc., a Texas based financial holding company, as well as the president and CEO of several affiliated companies.  In these capacities he has had the responsibility of managing a broad spectrum of responsibilities including directing operations, strategic focus, asset acquisitions and divestitures, management staffing, strategic planning, and budgeting.  He has an accounting degree from the University of Texas at Arlington and an MBA from Southern Methodist University.  He serves on the boards of a variety of civic and other organizations.

Mr. Recks is a member of a “group” within the meaning of Rule 13d-5 and/or Section 13(d)(3) of the Securities Exchange Act of 1934, known as the Concerned Littlefield Shareholders (“CLS”).  The members of CLS, including Mr. Recks, filed a Schedule 13D with the Securities and Exchange Commission dated August 28, 2012, announcing the formation of the CLS group.  In the Schedule 13D, CLS called a shareholders’ meeting to remove Mr. Wilfley, Mr. Williams and Mr. Minch as members of the board of directors and to elect Mr. Recks as a director of the Company.  CLS and its membership, activities and objectives, are more fully described in its Schedule 13D filed with the Commission on August 28, 2012.

Mr. Recks has not entered into any material plan, contract or arrangement (including any compensatory arrangement) in connection with his election to as a member of the board of directors and as president and chief executive officer, other than by his participation in the CLS group.  Prior to his election to the board and as an officer, he was not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 14, 2012	Littlefield Corporation

		By:	Richard S. Chilinski
			Name:	Richard S. Chilinski
			Title:	Executive Vice President and Chief Financial Officer